SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K/A

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported)          January 23, 2002

FCB FINANCIAL CORP.

(Exact Name of Registrant as Specified in its Charter)

Georgia	333-65066	58-2606547

(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

401 Mall Boulevard, Suite 101B, Savannah, Georgia	31406

(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code          (912) 303-0209

(Former Name or Former Address, if Changed Since Last Report)

Item 2. Acquisition or Disposition of Assets
Item 7. Financial Statements and Exhibits.
SIGNATURES

Item 2. Acquisition or Disposition of Assets

     On January 23, 2002, pursuant to a Purchase and Assumption Agreement, dated October 22, 2001, First Chatham Bank, a Georgia state chartered bank (the “Bank”), and a wholly-owned subsidiary of FCB Financial Corp., a Georgia corporation (the “Company”), acquired the performing loans and assumed certain deposit and other liabilities of the Savannah branch office of The Tattnall Bank, located at 7917 Abercorn Street, Savannah, Georgia (the “Acquisition”).

     In the Acquisition, the Bank assumed approximately $10,924,000 in deposit and other liabilities and acquired approximately $9,869,000 in loans and other assets. The Bank was charged a premium of $370,000 on the deposit liabilities it assumed from The Tattnall Bank. Pursuant to the terms of the Purchase and Assumption Agreement, the Bank received a cash payment of approximately $413,000, the amount by which the deposit and other liabilities assumed by the Bank exceeded the amount of the deposit premium and the loans and other assets (including an additional amount of approximately $272,000 representing vault cash and ATM cash) acquired by the Bank.

     In connection with the Acquisition, the Bank entered into a one year agreement with The Tattnall Bank to lease the facility used by The Tattnall Bank as its Savannah branch office, including all of the existing furniture, fixtures and equipment. The Bank plans to conduct banking operations in this facility until construction of the Bank’s main office facility is completed. For the remainder of the lease term, the Company plans to use this facility for additional office space.

Item 7. Financial Statements and Exhibits.

     (b)  Unaudited Pro Forma Financial Information

     The following unaudited pro forma financial information and explanatory notes have been derived from the historical financial statements of the Company, adjusted to give effect to: (i) the sale of the maximum number of shares in the Company’s initial public offering of up to 1,500,000 shares of its common stock at a price of $10.00 per share; (ii) the purchase and assumption of assets and liabilities of the Savannah branch office of The Tattnall Bank; and (iii) the repayment of amounts outstanding on the Company’s organizing line of credit and notes payable as of December 31, 2001. The unaudited pro forma consolidated balance sheet below assumes that these transactions occurred on December 31, 2001 and that the application for formation of the Bank, which operates the branch office, was approved at December 31, 2001. The unaudited pro forma financial information is not necessarily indicative of the financial position that would have occurred had the transactions reflected therein occurred on the dates presented, nor are they indicative of the financial position of future periods.

FCB FINANCIAL CORP.
UNAUDITED CONDENSED PRO FORMA BALANCE SHEET
DECEMBER 31, 2001

			Acquisition of	Repayment
		Stock	Tattnall Bank	of Line of Credit
	Actual(1)	Offering(2)	Branch(3)	and Notes Payable	Pro Forma

Assets:
Cash and due from banks	$12,433,432	$2,645,940	$684,578	$(3,015,000)	$12,748,950
Security deposits	37,607	—	—	—	37,607
Prepaid expenses	6,077	—	—	—	6,077
Deferred stock offering cost	128,680	(128,680)	—	—	—
Property	2,034,465	—	—	—	2,034,465
Loans & accrued interest receivable, net	—	—	9,869,121	—	9,869,121
Core deposit intangible	—	—	370,000	—	370,000

Total assets	$14,640,261	$2,517,260	$10,923,699	$(3,015,000)	$25,066,220

Liabilities:
Accrued expenses	$36,832	—	—	—	$36,832
Accounts payable	76,834	—	—	—	76,834
Line of credit	750,000	—	—	(750,000)	—
Notes payable	2,265,000	—	—	(2,265,000)	—
Deposits & accrued interest payable	—	—	10,923,699	—	10,923,699

	3,128,666	—	10,923,699	(3,015,000)	11,037,365

Organizers’ Equity:
Preferred stock	—	—	—	—	—
Common stock	100	1,499,900	—	—	1,500,000
Additional paid-in capital	900	13,370,420	—	—	13,371,320
Common stock subscribed	12,353,060	(12,353,060)	—	—	—
Deficit accumulated during development stage	(842,465)	—	—	—	(842,465)

	11,511,595	2,517,260	—	—	14,028,855

Total liabilities & organizers’ equity	$14,640,261	$2,517,260	$10,923,699	$(3,015,000)	$25,066,220

(1)	Cash and due from banks includes an amount of $12,353,060 representing common stock subscriptions received as of December 31, 2001.

(2)	Reflects net proceeds of the offering assuming the maximum offering was completed on December 31, 2001, as follows:

Stock offering of 1,500,000 shares	$15,000,000
Common stock subscribed at December 31, 2001	(12,353,060)
Redemption of stock issued in organization	(1,000)
Deferred stock offering costs	(128,680)

$2,517,620

(3)	Represents the assets acquired and the liabilities assumed in the acquisition of the Savannah branch office of The Tattnall Bank. Since the assets acquired and the liabilities assumed do not constitute a business that has continuity, historical financial statements are not available or relevant and accordingly are not included herein. Loans acquired and the deposits assumed are considered at market rates and accordingly approximate fair value. Intangible assets represent the deposit premium paid of $370,000 will be amortized over 15 years on a straight-line basis.

     (c)  Exhibits

2.1	Purchase and Assumption Agreement, dated October 22, 2001, by and between the Company and The Tattnall Bank (incorporated herein by reference to Exhibit 99.1 to the Company’s Form 8-K filed November 6, 2001)

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FCB FINANCIAL CORP.
(Registrant)

Dated: April 5, 2002	By: /s/ Brian R. Foster

Brian R. Foster, President and Chief Executive Officer